SERVICES AGREEMENT

This Services Agreement (the "Agreement") is entered into effective 9-1-05 (the "Effective Date") between ELECTRACARD SERVICES, INC., a Georgia corporation ("ElectraCard") and SVC Financial Services, Inc., a Colorado corporation ("Client") (each a "Party" and collectively, the "Parties").

RECITALS

A. Client offers a Transaction Card Program to Cardholders of MetaBank, dba Meta Payment Systems ("Client's Bank") through participating merchants.

B. Client desires that ElectraCard provide Client with certain data processing and related services in connection with Client's Transaction Card Program, and ElectraCard desires to perform certain data processing and related services to Client in connection with Client's Transaction Card Program, on the terms and conditions described in this Agreement.

ElectraCard and Client agree as follows:

1. DEFINITIONS

1.1 Defined Terms. The following capitalized terms shall have the meanings given to them below when used in this Agreement:

"AAA" is defined in Section 11.3(a) of this Agreement.

"Acceptance Period" is defined in Section 3.4 of this Agreement

"Act" is defined in Section 6.9(a) of this Agreement.

"Affiliate" means an entity Controlling, Controlled by, or under common Control with the specified Party.

"Agreement" means this Services Agreement, as amended from time to time, including any Schedules attached hereto and the Program Schedule which are entered into between the Parties from time to time during the term hereof.

"Arbitration Demand" is defined in Section 11.3(b) of this Agreement.

"Arbitration Panel" is defined in Section 11.3(b) of this Agreement.

"Associations" means, collectively, Visa, MasterCard, and the ATM/POS Networks.

"ATM/POS Networks" means such ATM or POS networks as may be specified by ElectraCard and Client from time to time under this Agreement, including but not limited to, STAR, NYCE, CIRRUS and PLUS networks and/or any ATM network owned by the Associations.

"Basic Qualifications" is defined in Section 11.3(b) of this Agreement.

"Breach Notice" is defined in Section 12.2 of this Agreement.

"Breaching Party" is defined in Section 12.2 of this Agreement.

"Card Embosser" shall mean the entity engaged by Client to manufacture Transaction Cards.

"Cardholder" means (i) a person who is issued a Card, and (ii) uses the Card to originate a transaction.

"Cardholder Account" means an arrangement between an individual or an Entity and Client and Client' Bank, which provides that the individual or Entity may use one or more Transaction Cards issued through Client and Client's Bank.

"Cardholder Agreement" means the agreement between Client and a Cardholder governing the terms and use of a Transaction Card.

"Cardholder Funds" means the funds received by a Merchant from a Cardholder in connection with the purchaser or reloading of a Transaction Card, less any applicable fees, which funds are obtained by Client from Merchants and deposited into the pooled Funding Account on the Cardholder's behalf until such time as the funds are used by Client or Client's Bank to settle Cardholder Transactions.

"Cardholder Transaction" means a Cardholder's use of a Transaction Card to purchase goods or services, obtain funds, transfer funds to another person, or to make a balance inquiry.

"Client Content" shall mean (a) all text, pictures, sound, graphics, video and other data supplied by Client to ElectraCard pursuant to this Agreement, whether such materials are owned by Client or licensed for use by Client, as such materials may be modified from time to time for use in Transaction Card Program materials or on the Web Site; and (b) all user-generated materials appearing on the Web Site.

"Client's Bank Cardholder Agreement" shall mean the agreement between Client's Bank and the Cardholder.

"Client Data" shall mean any data or information of Client or any Cardholder that is provided to or obtained by ElectraCard in the performance of its obligations under this Agreement, including data and information with respect to the businesses, customers, operations, facilities, products, consumer markets, assets, and finances of Client. Client Data also shall mean any data or information created, generated, collected or processed by ElectraCard in the

performance of its obligations under this Agreement, including data processing input and output, Cardholder information, and third party service and product agreements.

"Client Obligations" means those obligations of Client as specified in Section 3 of this Agreement.

"Confidential Information" is defined in Section 6.1 of this Agreement.

"Control" shall mean the direct or indirect ownership of over 50% of the capital stock (or other ownership interest, if not a corporation) of any Entity or the possession, directly or indirectly, of the power to direct the management and policies of such Entity by ownership of voting securities, by contract or otherwise. "Controlling" shall mean having Control of any entity and "Controlled" shall mean being the subject of Control by another Entity.

"Damages" is defined in Section 13.1(a) of this Agreement.

"Dispute" is defined in Section 11.1 of this Agreement.

"Disputing Party" is defined in Section 11.3(a) of this Agreement.

"Domain Name" shall mean the alphanumeric name that is selected by Client for a particular computer system that is used by the Internet to identify that system, as designated in the Program Schedule.

"ElectraCard Content" shall mean all text, pictures, sound, graphics, video and other data, exclusive of the Client Content, provided by ElectraCard for use on the Web Site, whether such materials are owned by ElectraCard or licensed for use by ElectraCard, as such materials may be modified from time to time.

"ElectraCard Records" is defined in Section 2.9(a) of this Agreement.

"ElectraCard System" means the computer equipment, computer software and related equipment and documentation used at any time and from time to time by ElectraCard to provide the services contemplated by this Agreement.

"Excusable Delay" is defined in Section 10.1 of this Agreement.

"Fees" are defined in Section 4.1 of this Agreement.

"Funding Account" means the pooled stored value account, maintained by Client's Bank and Client on behalf of each Cardholder where all funds received from the Merchants are deposited. [Is this an accurate description of the account where monies received from Merchants will be kept?]

"Governmental Requirements" means collectively all statutes, codes, ordinances, laws, regulations, rules, orders, licensing requirements, and decrees of all governmental authorities (including without limitation federal, state and local governments, governmental agencies and quasi-governmental agencies) having jurisdiction over a Party.

"Indemnified Party" is defined in Section 13.4 of this Agreement.

"Indemnifying Party" is defined in Section 13.4 of this Agreement.

"Independent Service Organizations" or "ISOs" is an organization or individual, registered in accordance with the applicable requirements of the Associations, that engages in the solicitation, sales to and servicing of Merchants in connection with the Transaction Card Program.

"Intellectual Property Rights" shall mean any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask-works, (b) trademark and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights (of every kind and nature throughout the universe and however designated) (including logos, "rental" rights and rights to remuneration), whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing).

"Issuing Bank" or "Client's Bank" shall mean MetaBank d/b/a Meta Payments Systems or such other federally-insured bank as both Parties may agree to use in connection with the Transaction Card Program.

"MasterCard" means MasterCard International Incorporated or its successors or assigns.

"Merchant" is an entity that contracts with Client and/or an Independent Sales Organization to offer and sell the Transaction Cards in accordance with the terms and conditions of an agreement for that purpose entered into between Merchant and Client and/or an Independent Sales Organization.

"Non-Breaching Party" is defined in Section 12.2 of this Agreement.

"Offshore" means any work performed by ElectraCard or its Affiliates outside of the United States of America.

"Onshore" means any work performed by ElectraCard or its Affiliates within the United States of America.

"Operating Rules" means, collectively, the regulations and procedures issued by the Associations, as amended from time to time.

"Original Term" is defined in the Program Schedule for the Transaction Card Program.

"Phase One" means Client's ability to use ElectraCard Services to issue and manage Transaction Cards through the Star Network.

"Proceeds Account" is the Client account at Client's Bank in which Cardholder Funds are held until such time as the Cardholder Funds are transferred into the Settlement Account for Settlement of Cardholder Transactions.

"Processing Year" is defined in the Program Schedule.

"Program Schedule" is defined in Section 2.1 of this Agreement.

"Project Plan" means the mutually acceptable plan jointly prepared by Client and ElectraCard to enable Client to issue Transaction Cards utilizing the ElectraCard System.

"Regulation P" is defined in Section 6.9(a) of this Agreement.

"Reload" means any addition of value to a Transaction Card, after the initial load, accomplished by ElectraCard credit to the associated Transaction Card account, with a corresponding increase in the Transaction Card balance.

"Renewal Term" is defined in the Program Schedule.

"Scheduled Start-Up Date" is defined in Section 2.3(a) of this Agreement.

"Security Requirement" is defined in Section 6.9(b) of this Agreement.

"Service Credit" is defined in Section 2.5(d) of this Agreement.

"Service Level Monitoring Period" means the interval, recurring period designated in Schedule D, over which ElectraCard's performance of the Services under this Agreement are measured and monitored against the applicable Services Levels.

"Service Level Reports" is defined in Section 2.5(c) of this Agreement.

"Service Levels" is defined in Section 2.5 of this Agreement.

"Service Change" is defined in Section 2.2 of this Agreement.

"Services" means the services to be performed by ElectraCard on behalf of Client and the Cardholders, as outlined on the Program Schedule which is entered into by the Parties from time to time during the term of this Agreement, as the same may be amended from time to time.

"Settlement Account" means the account containing Cardholder Funds maintained by Client's Bank for the Settlement of all Cardholder Transactions.

"Settlement" means the movement of Cardholder Funds from the Settlement Account to the account of the payee pursuant to a Cardholder Transaction and in accordance with applicable Operating Rules.

"Start-Up" means the preparation of the ElectraCard System for the set-up of Client Data relating to the Transaction Card Program offered by Client.

"Taxes" is defined in Section 4.3 of this Agreement.

"Transaction Card" means a valid and unexpired prepaid debit card or Associated logo-ed stored value card issued through a bank with whom Client and ElectraCard have a contractual relationship and maintained by ElectraCard.

"Transaction Card Program" means the program, described in a Program Schedule, initiated by Client pursuant to which Client will provide Transaction Cards to the Cardholders.

"User Acceptance Conditions" means the tests the Client and ElectraCard define as part of the Project Plan for Phase One that will be used to determine that Client's required functionality is supported by the ElectraCard System.

"Visa" means, individually or collectively, as appropriate, Visa U.S.A. Inc. or Visa International or either of their successors or assigns.

"Web Site" shall mean the electronic computer screen depictions of the ElectraCard System, the ElectraCard Content, the Client Content and the Client Marks, viewable by ISOs and Merchants for information relating to fees owed by Client to each Merchant or ISO.

"Web Site Specifications" shall mean the technical, aesthetic and functional requirements for the Web Site, as set forth in the applicable Program Schedule.

"Wind-Down Period" is defined in Section 12.5 of this Agreement.

1.2 Other Terms. The terms defined in Section 1.1 include the plural as well as the singular. Unless otherwise expressly stated, the words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or other subdivision. The words "include" and "including" shall not be construed as terms of limitation. The word "or" shall mean "and/or" unless the context requires otherwise. The words "day," "month," and "year" mean, respectively, calendar day, calendar month and calendar year. Other terms used in this Agreement are defined in the context in which they are used and shall have the meanings there indicated.

2. PROVISION OF SERVICES

2.1 Scope of Services. In support of Client's Transaction Card Program, Client desires for ElectraCard to provide certain processing and related services to Client and the Cardholders, and ElectraCard desires to provide such services to Client and the Cardholders. This Agreement sets forth the general terms and conditions applicable to Transaction Card processing services which may be provided by ElectraCard to Client from time to time during the term. During the term and subject to the terms and conditions contained herein, ElectraCard agrees to provide Client the Services, as described in the program schedule, as executed by the Parties hereto and which may be amended by mutual agreement of the Parties from time to time during the term of this Agreement (the "Program Schedule"). The initial Program Schedule is attached to this Agreement as Schedule A.

Detailed procedures and practices to be followed while performing the Services shall be as set forth in the Program Schedule. The Program Schedule shall further specify the term during which the Services shall be provided by ElectraCard, the commencement date for the performance of the Services, the Fees payable for such Services, specifications applicable to the Transaction Card Program, and other applicable terms. ElectraCard shall not be responsible for rendering of Services until the Program Schedule for the Transaction Card Program has been executed by the authorized representatives of the Parties.

2.2 Change in Scope of Services. Client or ElectraCard may deem it necessary or appropriate from time to time to add other services or increase, reduce, or change the Services under the Transaction Card Program (a "Service Change"). Either Party may make a proposal for a Service Change, whereupon the Parties shall mutually evaluate feasibility, manner and timing for implementation, impact on pricing, impact on performance requirements and all other relevant matters. A Service Change shall not be implemented unless and until the Service Change is approved by both Parties. If the Service Change is approved by the Parties, the Service Change shall be implemented by ElectraCard as expeditiously as possible. An approved Service Change shall be set forth in a written amendment to the Program Schedule, which amendment shall be signed by authorized representatives of the Parties.

2.3 Start-Up.

(a) ElectraCard shall provide, subject to any applicable approvals of the Associations, the Client and Client's Bank (as required), for completion of Start-Up on the date specified in the applicable Program Schedule, or at such other date as may be mutually agreed upon by ElectraCard and Client (the "Scheduled Start-Up Date"). To the extent that ElectraCard and Client mutually agree, the Scheduled Start-Up Date may be modified from time to time prior to Start-Up.

(b) Client will (i) use all reasonable resources, including the assignment of adequate personnel to assure timely performance of those functions required of Client under the Start-Up, and (ii) cooperate with ElectraCard so as to enable Start-Up to be completed on or before the Scheduled Start-Up Date.

(c) ElectraCard will use all reasonable resources, including the assignment of adequate personnel to assure timely performance of those functions required of ElectraCard under the Start-Up so as to enable Start-Up to be completed on or by the Scheduled Start-Up Date.

(d) With respect to the Program Schedule, following the successful completion of the Start-Up, Client agrees to pay the Start-Up Fee as provided for in the Program Schedule. In addition, each Party shall be responsible for and pay all costs and expenses incurred by it in connection with the Start-Up.

2.4 Domain Name. ElectraCard shall cooperate with Client in securing the Domain Name; provided that ElectraCard first engages in an appropriate trademark search in order to establish that the Domain Name proposed by Client shall not infringe upon the trademark, service mark, name or logo of any third party. Client shall reimburse ElectraCard for all fees and charges actually incurred by ElectraCard in providing such service and registering the Domain Name with the appropriate registration authority.

2.5 Service Standards.

(a) ElectraCard represents and warrants that the Services shall be rendered with promptness and diligence, shall be executed in a workmanlike manner and shall meet the service level standards set forth in Schedule D (the "Service Levels").

(b) If ElectraCard fails to provide Services in accordance with the Service Levels and this Agreement, ElectraCard shall promptly (i) investigate and report to Client on the causes of the problem; (ii) provide a root cause analysis of such failure promptly, but in any event as soon as practicable, after such failure; (iii) initiate remedial action to correct the problem and to begin meeting the service levels promptly, but in any event as soon as practicable; and (iv) advise Client, as and to the extent requested by Client, of the status of remedial efforts being undertaken with respect to such problem and, within five (5) business days of such failure, provide Client reasonable evidence that the causes of such problem have been or will be corrected on a permanent basis.

(c) ElectraCard shall implement standard measurement and monitoring tools and metrics, as set forth on Schedule D, as well as standard reporting procedures to measure and report ElectraCard's performance of the Services against the applicable Service Levels, and provide monthly reports, within ten (10) days following the end of each month, with respect to attaining the Service Levels ("Service Level Reports"). ElectraCard also shall provide Client with information and access to the measurement and monitoring tools and procedures utilized by ElectraCard for purposes of audit verification.

(d) Service Credits.

(1) If ElectraCard fails, during any three (3) consecutive months, to comply with one or more of the Service Level(s), in addition to any remedies Client may have, Client will be entitled to credit ("Service Credit"), for each such Service Level failure and for

each month during which the Service Level failure occurs, equal to 2.5% of the total Fees due to ElectraCard.

(2) For each additional consecutive month in which ElectraCard fails to attain one or more of the Service Levels(s), or in the event ElectraCard fails to meet one or more Service Levels for four (4) months during any rolling twelve (12) month period, in addition to any other remedies Client may have, Client will be entitled to Service Credits, for each such Service Level failure and for each month during which the Service Level failure occurs, equal to 5% of the total Fees due to ElectraCard.

(e) During the Term of this Agreement, if ElectraCard fails to meet any Service Level for four (4) months during any rolling twelve (12) month period, the failure shall be considered a material breach of this Agreement and Client may terminate this Agreement in accordance with Section 12.3 hereof.

2.6 Reports. ElectraCard shall provide to Client the reports described in the Program Schedule at the frequencies provided therein. In addition, from time to time, Client may identify additional reports to be generated by ElectraCard and delivered to Client on an ad hoc or periodic basis. To the extent ElectraCard must dedicate significant labor or resources to the preparation of additional reports that can only be manually generated or to the implementation of system changes to permit such reports to be electronically generated, Client shall reimburse ElectraCard at ElectraCard's standard time and material rates for costs incurred by ElectraCard in connection therewith.

2.7 Disaster Recovery. ElectraCard shall be responsible for disaster recovery planning for the Services and testing, implementation and execution of disaster recovery plan, which is summarized in Schedule E.

2.9 Audit.

(a) ElectraCard Records. ElectraCard shall maintain complete and accurate records of and supporting documentation for all transactions, financial and non-financial, that result from or are created in connection with ElectraCard's performance of the Services and its other material obligations under this Agreement and that are in sufficient detail to enable the performance of its obligations hereunder to be substantiated ("ElectraCard Records"). With respect to the amounts chargeable to and payments made by Client under this Agreement, ElectraCard Records shall be kept in accordance with generally accepted accounting principles applied on a consistent basis. ElectraCard shall retain ElectraCard Records, in the United States, in accordance with this Agreement until the later of (i) the minimum period of time period required to meet statutory obligations, including, without limitations the Governmental Requirements or Operating Rules, or, in the absence of a clear statutory minimum, (ii) for a period of five (5) years after creation.

(b) Audits of ElectraCard. ElectraCard shall provide to Client (and internal and external auditors, inspectors, regulators, and Client Bank's designated personnel) access during normal business hours to ElectraCard personnel and to ElectraCard Records and other pertinent information, all to the extent relevant to the performance of ElectraCard's financial and non-financial obligations under this Agreement and to the extent permitted by applicable Governmental

Requirements. Such access shall be provided for the purpose of performing audits and inspections to, without limitation, (i) verify the accuracy and completeness of ElectraCard's invoices, (ii) examine ElectraCard's performance of its other financial obligations to Client under this Agreement, and (iii) enable Client and Client's Bank to meet applicable legal, regulatory and contractual requirements. Client shall not be entitled to inspect, and ElectraCard shall not be obligated to make available, information relating to ElectraCard's cost or profit in providing the Services. In addition to Client's auditing rights hereunder, ElectraCard will provide, at its own cost, a Level II SAS70 independent audit firm report or comparable report to Client on an annual basis.

(c) Audits of Client. Client shall provide to ElectraCard (and internal and external auditors, inspectors, regulators of any Bank in contractual privity with ElectraCard for processing Services and Client's Bank's personnel) access during normal business hours to Client's personnel and to Client Records and other pertinent information, all to the extent relevant to the performance of obligations under this Agreement and to the extent permitted by applicable Governmental Requirements. Such access shall be provided for the purpose of performing audits and inspections to, without limitation, (i) verify the accuracy and completeness of ElectraCard's or Client's invoices, (ii) examine ElectraCard's or Client's performance of its other financial obligations under this Agreement or any related Agreements and (iii) enable ElectraCard and Client's Bank to meet applicable legal, regulatory and contractual requirements. ElectraCard shall not be entitled to inspect, and Client shall not be obligated to make available, information relating to Client's cost or profit in providing the Services.

(d) Limitations.

(1) Not more than one audit pursuant to Section 2.9(b) and (c) will occur during any twelve (12) month period, except as necessary to comply with applicable Governmental Requirements.

(2) All audits will be performed in a manner so as not to interfere materially and unnecessarily with ElectraCard's ability to perform the Services in accordance with this Agreement.

(3) Following any audit, Client shall conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with ElectraCard to obtain factual concurrence with issues identified in the review.

(e) Review. ElectraCard and Client shall meet to review each audit report of ElectraCard or Client promptly after the issuance thereof. ElectraCard or Client will, respectively, respond to any deficient audit report in writing within thirty (30) days from receipt of such report. ElectraCard or Client, whichever is issued the audit report (the "Audited Party") shall develop and agree upon an action plan to promptly address and resolve any deficiencies, concerns and/or recommendations in such audit report and the Audited Party shall undertake remedial action in accordance with such action plan and the dates specified therein. The Audited Party shall promptly reimburse the other Party for any overpayment identified by such audit report. If such deficiency, concern or recommendation relates to a then-existing obligation of the Audited Party under this Agreement, the Audited Party shall undertake such remedial action at its own expense. If such

deficiency, concern or recommendation constitutes a new contract requirement, such remedial action shall be treated as a Service Change under Section 2.2.

(f) Notwithstanding Section 2.9(a)-(d) above, each of ElectraCard and Client acknowledge that Client's Bank is subject to periodic examinations by federal and state banking regulators and thereby agree that such federal and state bank examiners shall have the right to examine each of ElectraCard and Client to the extent permitted by law.

3. CLIENT OBLIGATIONS

3.1 Cooperation. Client will cooperate with ElectraCard in the performance of Client's activities contemplated by this Agreement by, among other things, making available, as reasonably requested by ElectraCard, such volume and other forecasts, updated information, management decisions and approvals so that ElectraCard may fulfill its obligations under this Agreement in a timely and efficient manner.

3.2 Exclusivity. Client shall ensure that ElectraCard shall be the sole provider of the Services to Client. Client will not discontinue or reduce all or any part of the Services for any reason, including, without limitation, the provision of any of such Services itself or to obtaining any of such Services from a third party.

3.3 Client Content. Client will deliver to ElectraCard, in the format(s) specified by ElectraCard, all Client Content that Client intends for ElectraCard to incorporate into the Web Site. Client shall bear all costs associated with the telecommunications and computer hardware, software and services necessary to generate the Client Content and deliver it to ElectraCard.

3.4 Shadow Site; Acceptance. ElectraCard shall make available the final version of the Web Site on a password protected server for Client's review and acceptance. Client shall have fifteen (15) days to review and evaluate the Web Site (the "Acceptance Period") to ensure that it meets the Web Site Specifications. In the event that Client rejects the Web Site during the Acceptance Period, Client shall promptly notify ElectraCard in writing of such rejection, setting forth in detail the basis for such rejection, and ElectraCard shall use commercially reasonable efforts to correct any deficiencies or non-conformities and resubmit the rejected items within thirty (30) days of receipt of notice of rejection for retesting by Client.

3.5 Content Control. Client will be solely responsible for creating, managing, reviewing and otherwise controlling the Client Content on the Web Site. Client acknowledges that, by only providing Client with the ability to publish and distribute the Client Content, ElectraCard is acting as a passive conduit for the distribution and publishing of the Client Content. ElectraCard has no obligation to Client, and undertakes no responsibility, to review the Client Content to determine whether any the Client Content may incur liability to third parties. Notwithstanding anything to the contrary herein, if ElectraCard reasonably believes that any Client Content may create liability for ElectraCard, Client agrees that ElectraCard may, upon prior notice to Client, take any actions reasonably necessary with respect to the Web Site that

ElectraCard believes are prudent or necessary to minimize or eliminate ElectraCard's potential liability.

3.6 **Client License.** Client hereby grants to ElectraCard a non-exclusive, royalty free, worldwide license to use the Client Content solely in connection with performing the Services described herein and otherwise carrying out its obligations hereunder, including without limitation, the right to distribute, reproduce, create derivative works of, publicly perform, publicly display and digitally perform the Client Content on the Web Site.

3.7 **Client Marks.** Subject to the terms and conditions of this Agreement, Client hereby grants to ElectraCard a limited, non-exclusive, non-sublicenseable, royalty-free, worldwide license to use the Client Marks on the Web Site. Client may terminate ElectraCard's right to use the Client Marks, in whole or in part, if the usage of such Client Marks does not comply with Client's then-current standards for use of such Client Marks; provided, Client has provided ElectraCard with written notice of such non-compliance and ElectraCard has failed to correct such non-compliance within thirty (30) days following receipt of such notice. Except as set forth above, neither Party may use the other Party's trademarks, service marks, trade names, logos, or other commercial or product designations for any purpose whatsoever without the prior written consent of the Party owning such marks.

3.8 **Establishment of Accounts.** Client will be solely responsible for establishing and maintaining the Proceeds Account for the holding of Cardholder Funds and the Settlement of all Cardholder Transactions directly with the Associations.

3.9 **Appointment of Agent.** To the extent ElectraCard is involved in Settlement, Client hereby authorizes ElectraCard to make any payment to Client or to collect any amount due and owing by Client for settlement of Cardholder Transactions from time to time pursuant to this Agreement by initiating and transmitting automated clearing house credit and debit entries to the Proceeds Account. This authority shall remain in full force and effect until ElectraCard has received written notification from Client of its termination of this Agreement in such time and in such a manner to afford ElectraCard a reasonable opportunity to act upon such notice.

3.10 **Failure to Maintain Sufficient Funds.** At all times Client must make sufficient funds available to the Proceeds Account to assure that the aggregate funding in the Proceeds Account plus the funds held in the Settlement Account for pending Settlements equal or exceed the available balances on all Transaction Cards.

3.11 **Responsibility for Good Funds.** Client shall be responsible for transferring good funds ("Good Funds") into the Proceeds Account and acknowledges that ElectraCard assumes no liability for failure to maintain sufficient available funds in the Proceeds Account or the Settlement Account to effect Settlement of all Cardholder Transactions.

3.12 **Collection Disclosure.** In the event of transactions exceeding the limit applicable to a Cardholder's Transaction Card, caused by some act other than a failure of ElectraCard's System, Client shall be liable for any transaction responsible for such overdraft or negative balance. As a service offering, ElectraCard may be employed to use reasonable commercial

efforts to recover the funds, utilizing chargeback procedures as authorized by the Associations, if appropriate and necessary. ElectraCard will provide the Associations with instructions that there will be no stand-in authorization for the Transaction Cards. Client acknowledges that under the provisions of the Operating Rules, certain types of transactions, including but not limited to certain sales in foreign countries, will be permitted without specific authorization from the Associations or by ElectraCard. Client will be liable for all overdrafts and all over limit and under floor limit processing and will otherwise indemnify ElectraCard pursuant to Section 13.2 for all fees and losses incurred due to any over or under limit processing.

3.13 Other Client Responsibilities. Client shall perform the additional obligations identified in the Program Schedule which is entered into by the Parties pursuant to this Agreement.

4. PAYMENT FOR SERVICES

4.1. Fees and Expenses. Client shall pay ElectraCard the fees and expenses described in a Program Schedule (the "Fees") for the Services. Unless otherwise provided in the Program Schedule, the Fees applicable to the performance of Services under the Program Schedule shall be as set forth in Schedule B.

4.2 Payment. To facilitate the payment of Fees and any other fee, Taxes, interest payment or amount due or payable to ElectraCard under this Agreement, Client will provide ElectraCard with access to a Client account of Client's funds not requiring signature and will notify ElectraCard of the demand deposit account number and transit routing number for the account. ElectraCard may, on a semi-monthly basis, draw upon the Client account to pay Fees, fees, Taxes, interest payments or any other amount due or payable to ElectraCard under the terms of this Agreement for Services performed during the preceding half-month. The detailed records of the amounts drawn on the account of Client will be provided by ElectraCard to Client on a semi-monthly basis prior to each such semi-monthly draft. ElectraCard shall be under no obligation to effect the Start-Up until the account has been established as provided herein. If any Fees are not paid when due, a late charge of 1½% per 15 days or the highest late charge allowed by governing law, whichever is less, shall apply to such unpaid amounts from the due date until paid in full.

4.3 Taxes. The Fees do not include any taxes, duties or other governmental charges (collectively "Taxes"), such as but not limited to sales, use, excise, and value added taxes. Client shall pay all Taxes levied or imposed by any governmental authority in connection with the Services, but excluding taxes which are imposed on ElectraCard's net income.

4.4 Good Faith Dispute. If Client in good faith disputes all or any portion of the Fees, Client shall notify ElectraCard as soon as possible (and in any event no later than the due date of the payment) of the specific amount disputed and shall provide reasonable detail as to the basis for the dispute. The Parties shall then attempt to resolve the disputed portion of such Fees as soon as possible in accordance with the dispute resolution procedures in Section 11. During any dispute under this Section 4.4, Fees shall accrue interest from the original payment due date until the date actually paid at an interest rate equal to the three (3) month Treasury Bill Rate, as

quoted in *The Wall Street Journal* on the original payment due date for such disputed Fees or, if the three (3) month Treasury Bill Rate is not so quoted on the original payment due date, at the three (3) month Treasury Bill Rate first quoted in *The Wall Street Journal* after the original due date.

5. COVENANTS OF PARTIES

5.1 Compliance With Governmental Requirements and Operating Rules.

(a) ElectraCard shall comply in all material respects with all Governmental Requirements and the Operating Rules which are applicable to ElectraCard's provision of the Services and ElectraCard's other responsibilities under this Agreement, including without limitation securing any licenses, permits, registrations or other authorizations from such governmental authorities and the Associations as ElectraCard may need in order to provide the Services and carry out ElectraCard's other responsibilities under this Agreement.

(b) Client shall comply in all material respects with all Governmental Requirements and the Operating Rules which are applicable to Client's business and Client's other responsibilities under this Agreement, including without limitation securing any licenses, permits, registrations or other authorizations from such governmental authorities and the Associations, including registering with FinCEN as a money services business and registering as a money transmitter in each state where Client would need to be licensed as a money transmitter, as Client may need in order to issue Transaction Cards to Cardholders and to carry out Client's other responsibilities under this Agreement.

(c) Client acknowledges and agrees that it is solely responsible for monitoring legal developments applicable to the operation of its business and Transaction Card operations, and interpreting applicable Governmental Requirements and the Operating Rules, determining the requirements for compliance with all applicable Governmental Requirements and the Operating Rules, and maintaining an ongoing compliance program.

(d) Client will be responsible for (a) determining the applicability of and compliance with any federal or state consumer protection laws, rules or regulations applicable to the Transaction Cards; (b) establishing the fees and charges to be assessed to Cardholders in connection with the Transaction Cards, and determining the legality of the assessment of any such fees and charges; (c) the applicability of, and establishing compliance programs in connection with, any federal or state escheatment and unclaimed property laws and regulations; and (d) making judgments, in accordance with applicable laws and regulations, pertaining to the recognition of revenue from unused cards (e.g., breakage).

(e) ElectraCard shall be entitled to rely upon and use, without verification, any and all information, data and instructions any time submitted to ElectraCard by Client having to do with the Cardholder Accounts of Client, and ElectraCard shall have no responsibility or liability whatsoever for (i) the accuracy or inaccuracy of any information provided to ElectraCard for any type of identification verification requirement, (ii) the wording or text authored or submitted by Client to ElectraCard, (iii) the wording or text appearing on any

forms, Transaction Cards or other materials furnished by Client to ElectraCard, or (iv) any non-compliance of such information, data, instruction, wording or text with applicable Governmental Requirements or Operating Rules.

(f) Client is responsible for assuring appropriate programs are in place to meet the anti-money laundering requirements of the Bank Secrecy Act and the USA PATRIOT Act, as the same may be revised from time to time. ElectraCard has no responsibility for ensuring or verifying compliance of Client, Client's Bank, any ISO, any Merchant or that the Transaction Card Program complies with any Governmental Requirements except as and to the extent otherwise set forth in this Program Schedule or the Agreement. Client will obtain identifying information from each Cardholder prior to card issuance, so that Client is in compliance with all USA PATRIOT Act and Bank Secrecy Act customer identification program requirements, including but not limited to the Cardholder's name, date of birth, address and identification number. Client will submit such information to ElectraCard for ElectraCard to screen all potential Cardholders against the OFAC list of Specially Designated Nationals. ElectraCard shall be entitled to rely on information furnished by Client for Bank Secrecy Act, U.S.A. PATRIOT Act, and OFAC compliance as set forth in this section 5.1.

(g) To the extent that ElectraCard is required to modify or enhance the ElectraCard System or ElectraCard Content to meet any present or future Governmental Requirements or Operating Rules which are applicable to Client or to Client's Transaction Card Program but which are not applicable to ElectraCard's clients generally (such as, but not limited to, any Governmental Requirement dealing with distance selling, data protection, privacy, disclosure, money transfer and consumer protection), Client shall reimburse ElectraCard for the costs incurred by ElectraCard in making such modification or enhancement. In the event Client identifies any present or future Governmental Requirement or Operating Rule which meets the requirements of the foregoing provisions of this subsection (c), Client shall promptly notify ElectraCard in writing of such requirement. The parties shall thereafter negotiate in good faith the necessary revisions to this Agreement, including Fees. The provisions of Section 12.4 of this Agreement shall apply to any such negotiations. The costs for modifications and enhancements to the ElectraCard System or ElectraCard Content necessary to comply with Governmental Requirements or Operating Rules of the United States of America that are applicable to all clients of ElectraCard will be the responsibility of ElectraCard.

(h) Notwithstanding anything to the contrary in this Agreement, neither Client nor ElectraCard shall directly or indirectly export (or re-export) any computer hardware, software, technical data or derivatives of such hardware, software or technical data (as such terms are defined in the applicable United States Governmental Requirements), or permit the shipment of the same: (i) into (or to a national or resident of) Cuba, North Korea, Iran, Iraq, Libya, Syria or any other country to which the United States has embargoed goods; (ii) to anyone on the U.S. Treasury Department's List of Specially Designated Nationals, List of Specially Designated Terrorists or List of Specially Designated Narcotics Traffickers, or the U.S. Commerce Department's Denied Parties List; or (iii) to any country or destination for which the United States government or a United States governmental agency requires an export license or other approval for export without first having obtained such license or other approval. Each

Party will reasonably cooperate with the other and will provide to the other promptly upon request any end-user certificates, affidavits regarding re-export or other certificates or documents as are reasonably requested to obtain approvals, consents, licenses and/or permits required for any payment or any export or import of products or services under this Agreement. The provisions of this Section 5.1(g) shall survive the expiration or termination of this Agreement for any reason.

5.2 Non-Solicitation. During the term of this Agreement and for twelve (12) months thereafter ElectraCard and Client shall not directly or indirectly solicit for employment any person employed then or within the preceding twelve (12) months by the other Party, without the other Party's consent in writing. The foregoing prohibition does not include general public solicitations for employment.

6. CONFIDENTIALITY

6.1 Confidential Information. Each of ElectraCard and Client acknowledges that the other possesses and will continue to possess information that has been developed or received by it, has commercial value in its business and is not in the public domain. For purposes of this Agreement, "Confidential Information" shall include (a) all information of a Party marked "confidential," "restricted," "proprietary" or with a similar designation; (b) in the case of Client, in addition to the items specified in (a) above, Client Data; and (c) in the case of ElectraCard, in addition to the items specified in (a) above, trade secrets, confidential knowledge, know-how, technical information, data or other proprietary information relating to the ElectraCard System (including, without limitation, all source code, object code, software programs, computer processing systems and techniques employed or used by ElectraCard or its Affiliates and any related items such as specifications, layouts, flow charts, manuals, instruction books and programmer, technical and user documentation, and any and all upgrades, enhancements, improvements or modifications to the foregoing); business information regarding business planning and operations of ElectraCard and its Affiliates; and all information regarding ElectraCard's provision of Services hereunder.

6.2 Obligations. Each Party will use at least the same degree of care, but not less than reasonable care, to prevent disclosing to other persons the Confidential Information of the other Party as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature; provided, however, that each Party may disclose such information to its employees, agents, subcontractors and vendors who have a need to know such information and who have been advised by the disclosing Party of the obligation to preserve such information's confidentiality. The receiving Party shall be responsible for any breach by any such employee, agent, subcontractor or vendor of any such confidentiality obligations. Upon expiration or termination of this Agreement for any reason, each Party shall return promptly to the other Party all Confidential Information in such Party's possession and certify in writing to the other Party its compliance with this sentence.

6.3 Exclusions. Notwithstanding the foregoing, this Section 6 will not apply to any particular information of a Party that the other Party can demonstrate (a) was, at the time of disclosure to it, in the public domain; (b) after disclosure to it, is published or otherwise becomes

part of the public domain through no fault of the receiving Party; (c) was in the possession of the receiving Party at the time of disclosure to it without being subject to another confidentiality agreement; (d) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (e) was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party. In addition, a Party shall not be considered to have breached its obligations under this Section 6 for disclosing Confidential Information of the other Party (i) as required pursuant to an arbitration proceeding conducted in accordance with Section 11, provided that such disclosure is made in accordance with the approval or at the direction of the Arbitration Panel, or (ii) if in the opinion of such Party's counsel, such disclosure is required by legal process or pursuant to any applicable statute, rule or regulation, provided that, except with respect to securities laws disclosure obligations, such Party advises the other Party prior to making such disclosure in order that the other Party may object to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other appropriate action to protect the Confidential Information.

6.4 Loss of Confidential Information. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party will promptly notify the furnishing Party.

6.5 No Implied Rights. Nothing contained in this Section 6 shall be construed as obligating a Party to disclose any particular Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party, except as otherwise provided herein.

6.6 Publicity. Neither Party will, without the other Party's prior written consent, use the name, service marks or trademarks of the other Party or any of its Affiliates; provided, however, that (a) ElectraCard may use Client as a reference and may indicate to others that Client is a user of the ElectraCard System to provide the Services under this Agreement; (b) Client may indicate to others that ElectraCard is the provider of services covered by this Agreement; and (c) each of Client and ElectraCard may use the other's name and logo in a standard list of customers used in the ordinary course of business.

6.7 Equitable Remedies. Each Party acknowledges that, if it breaches (or attempts or threatens to breach) its obligations under this Section 6, the other Party will be irreparably harmed. Accordingly, if a court of competent jurisdiction should find that a Party has breached (or attempted or threatened to breach) any such obligations, such Party will not oppose the entry of an appropriate order compelling performance by such Party and restraining it from any further breaches (or attempted or threatened breaches).

6.8 Confidentiality of Agreement. Both Parties agree that the terms and conditions of this Agreement shall be treated as confidential information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any form without the prior written consent of the other party; provided, however, that the general existence of this Agreement shall not be treated as confidential information and that either party may disclose the terms and conditions of this Agreement: (a) as required by any court or other governmental body; (b) as otherwise required by law including ElectraCard's obligations under

applicable securities laws; (c) to legal counsel of the parties; (d) in confidence, to accountants, Clients, proposed investors, and financing sources and their advisors; (e) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (f) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

6.9 Security of Cardholder Data.

(a) Client and ElectraCard each acknowledge and agree that this Agreement constitutes an agreement for ElectraCard to perform services for Client as contemplated in Title V of the Gramm-Leach-Bliley Financial Modernization Act (the "Act") and Regulation P issued under the Act ("Regulation P"). Without limiting the generality of the terms of this Agreement, ElectraCard agrees that it shall protect the privacy of Client's consumers and customers non-public personal information, as such terms are defined in the Act and in Regulation P ("Consumer Information") to at least the same extent that Client must maintain that confidentiality under the Act and Regulation P. Without limiting the generality of the foregoing sentence, ElectraCard shall not disclose any non-public personal information to any third person except as required in the performance of Services under this Agreement, and ElectraCard shall not use any non-public personal information except to perform the Services described under this Agreement. ElectraCard shall establish administrative, technical and physical safeguards for Client's customer records and information in ElectraCard's control or possession from time to time. Such safeguards shall be designed for the purpose of: (i) insuring the security of such records and information, (ii) protecting against any anticipated threats or hazards to the security or integrity of such records and information; and (iii) protecting against unauthorized access to or use of such records and information that would result in substantial harm or inconvenience to any Client customer. Such safeguards shall be established in accordance with Section 501 of the Act and the Interagency Guidelines Establishing Standards for Safeguarding Customer Information adopted pursuant to Section 501 of the Act. Any changes to the Services required to comply with any change to or revised interpretation of the Act or Regulation P, or to implement any requirement of any other federal or state law, rule, regulation or judicial interpretation with respect to the privacy or security of Cardholder Data shall be handled as a Service Change as outlined in Section 2.2 of this Agreement, shall be subject to the provisions of Section 12.4, and may result in a change in the Fees which are payable by Client for the Services. Client shall provide ElectraCard with a copy of the Issuing Bank's privacy policy established in accordance with the Act and Regulation P.

(b) ElectraCard has designed and implemented an information security program that is designed to protect cardholder data in accordance with the applicable Association security requirements ("Security Requirements"). At all times during the term of the Agreement, ElectraCard shall be in compliance with the Security Requirements, as the same may be revised from time to time. Any changes to the Security Requirements imposed by the applicable Association shall be handled in accordance with Sections 2.2 and 12.4. ElectraCard shall provide Client with copies of all reports on compliance, quarterly and annual status forms and other reports filed by ElectraCard with the applicable Association under the Security Requirements.

7. INTELLECTUAL PROPERTY RIGHTS

7.1 Ownership of Intellectual Property Rights. Client shall be the sole and exclusive owner of all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to the Client Content. ElectraCard shall be the sole and exclusive owner of all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to the ElectraCard Content and the ElectraCard System. Client acknowledges that the ElectraCard System constitutes valuable trade secrets of ElectraCard and constitutes Confidential Information subject to Section 6. Nothing in this Agreement shall be deemed to grant to one Party, by implication, estoppel or otherwise, license rights, ownership rights or any other Intellectual Property Rights in any materials owned by the other Party or any Affiliate of the other Party.

7.2 Client Data. Client shall own all right, title and interest in and to the Client Data. Following expiration or termination of this Agreement, ElectraCard shall promptly provide to Client a copy of all Client Data. ElectraCard may retain a copy of the Client Data if required to satisfy regulatory requirements.

8. INSURANCE. Each Party shall obtain and maintain, at its own cost, the insurance coverages which are described on Schedule C as being its respective responsibility. These insurance coverages do not create or imply any limitation of liability. The Party which is responsible for obtaining and maintaining certain insurance coverages shall provide the other Party with certificates of such insurance coverages promptly following the date that this Agreement has been executed by both Parties. Each insurance certificate shall provide that the insurance policy shall not be subject to termination without at least thirty (30) days prior written notice to the certificate holder. A Party responsible for obtaining and maintaining property insurance coverage shall use all reasonable efforts to ensure that the policy contains a provision or endorsement which waives the insurance company's right of subrogation against the other Party and its employees, agents, directors and officers in the event of any loss or damage from events within the coverage of the insurance policy.

9. LIMITATION OF LIABILITY

9.1 Direct Damages. If ElectraCard shall during the term of this Agreement be liable to Client, any Cardholder, or any other third party as a result of any disputes, controversies or claims of any kind or nature arising under or in connection with this Agreement or the relationship created hereby (whether any such breaches, disputes, controversies or claims are based upon contract, tort (including negligence) or any other legal theory), all damages from all such breaches, disputes, controversies or claims are limited to actual, direct and out-of-pocket damages which are reasonably incurred by Client.

9.2 Consequential Damages Exclusion. Notwithstanding anything to the contrary in this Agreement, ElectraCard shall have no liability for, nor will the measure of damages include,

under any theory of liability (whether legal or equitable), any indirect, special, punitive or consequential damages or amounts for business interruption, loss of income, profits or savings arising out of or relating to their performance or non-performance under this Agreement.

9.3 Limitation on Damages.

(a) With respect to all claims, actions and causes of action arising out of, under or in connection with the Program Schedule (including claims, actions and causes of action arising out of, under or in connection with this Agreement that arise out of such Program Schedule), regardless of the form of action, whether in contract or tort (including negligence, strict liability or otherwise) and whether or not such damages are foreseen, during each Processing Year, ElectraCard's liability to Client and its Affiliates will not exceed, in the aggregate an amount equal to six (6) months' Fees.

(b) Notwithstanding the foregoing provisions of this Section 9.3, the liability limitations contained in such subsection shall not apply with respect to: (i) proven damages caused solely and directly by ElectraCard's intentional misconduct constituting a violation of applicable civil or criminal law or other act of ElectraCard for which a limitation of liability provision is unenforceable under applicable law, (ii) proven damages arising under a claimed breach of Section 6; and (iii) claims for indemnification under Sections 13.1 or 13.3.

(c) Subject to the exceptions set forth in Section 9.3(b), the limitations set forth in Sections 9.1, 9.2 and 9.3(a) shall apply whether or not the alleged breach or default is a breach of a fundamental condition or term, or a fundamental breach, or if any limited warranty or limited remedy fails of its essential purpose.

9.4 Warranty Exclusion. EXCEPT FOR WARRANTIES EXPRESSLY MADE IN THIS AGREEMENT, ELECTRACARD MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO CLIENT, ANY CARDHOLDER, OR TO ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR OTHERWISE (IRRESPECTIVE OF ANY PREVIOUS COURSE OF DEALINGS BETWEEN THE PARTIES OR CUSTOM OR USAGE OF TRADE), OR RESULTS TO BE DERIVED FROM THE USE OF ANY SOFTWARE, SERVICES, HARDWARE OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT. If this Agreement includes or refers to any economic models, pro formas, or projections of any kind, it is understood that ElectraCard makes no express or implied warranty with respect to such economic models, pro formas, or projections, including without limitation any warranty of feasibility, profitability or results.

10. EXCUSABLE DELAY

10.1 Excusable Delay Defined. The term "Excusable Delay" shall mean a delay in performance or failure to perform which is due to an event beyond the reasonable control of a Party and shall include, without limitation, (a) acts of God, weather conditions, explosion, flood, earthquake, or fire; (b) war or threat of war, sabotaging, riot, terrorist acts, revolution, civil disturbance or requisition; (c) acts, restrictions, regulations, prohibitions or measures of any kind

on the part of any governmental authority; (d) import and export regulations or embargoes; or (e) strikes, lockouts, or other industrial actions or trade disputes.

10.2 Delay or Non-Performance Due to Excusable Delay. Neither Party shall be liable to the other Party or be deemed to be in breach of this Agreement (other than Client's obligation to pay Fees owed ElectraCard pursuant to this Agreement) by reason of any Excusable Delay. A Party experiencing an Excusable Delay in its performance shall immediately notify the other Party by telephone (to be confirmed in writing within three days after the inception of the Excusable Delay) and shall describe in reasonable detail the circumstances causing such Excusable Delay. The Party experiencing Excusable Delay shall be excused from performance of such obligations so affected by the Excusable Delay event for the period during which the Excusable Delay event continues and for such time thereafter as is reasonably necessary to overcome the effects of such Excusable Delay. Both Parties shall use all reasonable efforts to overcome or work around the Excusable Delay event as soon as reasonably practicable.

11. DISPUTE RESOLUTION

11.1 General. Any dispute between the Parties arising under or in connection with this Agreement or any breach of this Agreement (a "Dispute") shall be resolved solely in accordance with the procedures in this Section 11.

11.2 Efforts to Resolve by Mutual Agreement. Any Dispute arising from or in connection with this Agreement or the relationship of the Parties under this Agreement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise, shall be resolved as follows:

(a) Upon written request of either ElectraCard, on the one hand, or Client, on the other hand, the Parties will appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute.

(b) The designated representatives shall meet as often as the Parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding.

(c) Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of:

(i) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

(ii) the expiration of the thirty (30) day period immediately following the initial request to negotiate the Dispute;

provided, however, that this Section 11.2 will not be construed to prevent a Party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief pursuant to Section 6.7.

11.3 Arbitration.

(a) If the Parties are unable to resolve any Dispute as contemplated by Section 11.2, such Dispute shall be submitted to mandatory and binding arbitration at the election of either ElectraCard, on the one hand, or Client, on the other hand (the "Disputing Party"). Except as otherwise provided in this Section 11.3, the arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA").

(b) To initiate the arbitration, the Disputing Party shall notify the other Party in writing (the "Arbitration Demand"), which shall (i) describe in reasonable detail the nature of the Dispute, (ii) state the amount of the claim, (iii) specify the requested relief and (iv) name an arbitrator who (A) has been licensed to practice law in the U.S. for at least ten years, (B) is not then an employee of Client or ElectraCard or an employee of an Affiliate of either Client or ElectraCard, and (C) is experienced in representing clients in connection with commercial agreements (the "Basic Qualifications"). Within fifteen (15) days after the other Party's receipt of the Arbitration Demand, such other Party shall file, and serve on the Disputing Party, a written statement (i) answering the claims set forth in the Arbitration Demand and including any affirmative defenses of such Party; (ii) asserting any counterclaim, which shall (A) describe in reasonable detail the nature of the Dispute relating to the counterclaim, (B) state the amount of the counterclaim, and (C) specify the requested relief; and (iii) naming a second arbitrator satisfying the Basic Qualifications. Promptly, but in any event within fifteen (15) days thereafter, the two arbitrators so named will select a third neutral arbitrator from a list provided by the AAA of potential arbitrators who satisfy the Basic Qualifications and who have no past or present relationships with the Parties or their counsel, except as otherwise disclosed in writing to and approved by the Parties. The arbitration will be heard by a panel of the three arbitrators so chosen (the "Arbitration Panel"), with the third arbitrator so chosen serving as the chairperson of the Arbitration Panel. Decisions of a majority of the members of the Arbitration Panel shall be determinative.

(c) The arbitration hearing shall be held in Atlanta, Georgia or at such other location as the Parties may mutually agree. The Arbitration Panel is specifically authorized to render partial or full summary judgment as provided for in the Federal Rules of Civil Procedure. In the event summary judgment or partial summary judgment is granted, the non-prevailing Party may not raise as a basis for a motion to vacate an award that the Arbitration Panel failed or refused to consider evidence bearing on the dismissed claim(s) or issue(s). The Federal Rules of Evidence shall apply to the arbitration hearing. The Party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement. The Arbitration Panel will have no power or authority, under the Commercial Arbitration Rules of the AAA or otherwise, to relieve the Parties from their

agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including, without limitation, the provisions of this Section 11.3.

(d) Should an arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 11.3, the arbitrator shall be replaced by the Party who selected such arbitrator, or if such arbitrator was selected by the two Party-appointed arbitrators, by such two Party-appointed arbitrators selecting a new third arbitrator in accordance with Section 11.3(b). Each such replacement arbitrator shall satisfy the Basic Qualifications. If an arbitrator is replaced pursuant to this Section 11.3(d) after the arbitration hearing has commenced, then a rehearing shall take place in accordance with the provisions of this Section 11.3 and the Commercial Arbitration Rules of the AAA.

(e) At the time of granting or denying a motion for summary judgment as provided for in (c) and within fifteen (15) days after the closing of the arbitration hearing, the Arbitration Panel shall prepare and distribute to the Parties a writing setting forth the Arbitration Panel's finding of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(f) The Arbitration Panel is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The Arbitration Panel is authorized to issue monetary sanctions against either Party if, upon a showing of good cause, such Party is unreasonably delaying the proceeding.

(g) Any award rendered by the Arbitration Panel will be final, conclusive and binding upon the Parties and any judgment hereon may be entered and enforced in any court of competent jurisdiction.

(h) Each Party will bear a pro rata share of all fees, costs and expenses of the arbitrators, and notwithstanding any law to the contrary, each Party will bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, that in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by the Arbitration Panel, the prevailing Party in such a proceeding will be entitled to recover reasonable attorneys' fees and expenses incurred in connection with such proceeding, in addition to any other relief to which it may be entitled.

11.4 Equitable Relief. Nothing in Sections 11.2 or 11.3 shall be construed to prevent any Party from seeking from a court a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute pursuant to Section 11.2 or Section 11.3.

12. TERM; TERMINATION

12.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue for three (3) years, unless earlier terminated as provided below, and shall thereafter automatically be renewed for successive one (1) year periods. Either Party may terminate this Agreement at the expiration of the initial term or any renewal term by giving at least one hundred twenty (120) days advance written notice to the other Party of its intent not to renew the Agreement following such expiration, as applicable.

12.2 Termination for Cause. In the event of a material breach of this Agreement by a Party (the "Breaching Party"), the other Party (the "Non-Breaching Party") may give written notice of such material breach specifying in reasonable detail the nature of the breach and, if the breach may be cured, the curative action which needs to be taken by the Breaching Party (the "Breach Notice"). If the Breaching Party fails to cure the material breach within thirty (30) days after receipt of the Breach Notice, then the Non-Breaching Party shall have the right to terminate this Agreement or the applicable Program Schedule under which such breach has occurred immediately upon notice; provided, however, that if the Breaching Party has commenced a cure of the breach within such 30 day period after receipt of the Breach Notice and thereafter diligently and in good faith pursues the completion of such cure, the Non-Breaching Party shall not have the right to terminate this Agreement unless the breach is not fully cured as of sixty (60) days after receipt of the Breach Notice by the Non-Breaching Party. In addition to the foregoing termination rights, ElectraCard shall have the right, at its election, to terminate this Agreement and the Program Schedule immediately by written notice, or alternatively to suspend further performance of Services without terminating this Agreement, if (a) Client fails to pay any Fees within ten (10) days of the date that the same were due under this Agreement, (b) if required by the Associations, or (c) if Client fails to fulfill its obligations to fund the Proceeds Account as required herein.

12.3 Insolvency. Except as otherwise provided by law, either Party may terminate this Agreement by written notice to the other Party if one of the Parties (a) commences a voluntary proceeding under any Federal or state bankruptcy, insolvency or reorganization law, or (b) has such a proceeding filed against it and fails to have such proceeding stayed or vacated within sixty (60) days, or (c) upon the end of any such stay, fails to have such involuntary proceeding vacated within ten (10) business days thereafter, or (d) admits the material allegations of any petition in bankruptcy filed against it, or (e) is adjudged bankrupt, or (f) makes a general assignment for the benefit of its creditors, or if a receiver is appointed for all or a substantial portion of such Party's assets and is not discharged within twenty (20) business days after the appointment of the receiver. Any termination of this Agreement pursuant to this Section 12.3 shall be considered to be by reason of anticipatory breach of contract, and such termination shall be without prejudice to any rights the terminating Party may have by reason of such anticipatory breach.

12.4 Termination for Certain Legal Changes. If either Party reasonably concludes that this Agreement cannot be performed without violating applicable Governmental Requirements or Operating Rules, or if the application of such Governmental Requirements or Operating Rules impose material, additional and reasonably unavoidable costs to be incurred by

ElectraCard, the Parties will negotiate in good faith to modify this Agreement to the extent necessary to ensure that the Parties will be in full compliance with all applicable Governmental Requirements and Operating Rules. If such modifications require material change in Services or ElectraCard's cost of Services, the Parties will negotiate in good faith to make any required change in the Fees specified in this Agreement. If the Parties cannot agree to any required changes, either Party may, by giving written notice to the other Party, terminate this Agreement as of a date specified in such notice. In addition, if any governmental authority or third party initiates any action asserting that actions by Parties under this Agreement violates any Governmental Requirements or the Operating Rules, either Party may, by giving written notice, terminate this Agreement as of a date specified in such notice.

12.5 Transition/Wind-Down Period. Upon termination of this Agreement pursuant to Section 12.1 above, subject to approvals from the Associations, ElectraCard will continue to operate and maintain the Transaction Card Program, including providing Services, for up to one hundred eighty (180) days following the date of termination (the "Wind-Down Period") to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of responsibility for the Services to Client or its designee; provided, however, that ElectraCard will not be required to provide Services during the Wind-Down Period for a termination of this Agreement due to failure by Client to pay Fees. During the Wind-Down Period both ElectraCard and Client will continue to be bound by and perform their respective obligations and responsibilities under this Agreement with respect to Transaction Cards, including authorization, processing, and settlement of Transaction Card transactions and corrections thereto, recordkeeping, statement issuance, and customer support. For the Fees specified in the Program Schedule, ElectraCard shall cooperate in good faith and take any and all actions necessary to assist Client in the smooth transition of the Services to Client or its designee, including by (i) making any and all regulatory filings, and otherwise complying with all applicable Governmental Requirements or Operating Rules, necessary to effect the transition of the Services to Client or its designee, and (ii) executing and delivering any and all documents, files, information, data or other materials necessary to effect the transition of the Services to Client or its designee. In no event will ElectraCard be required to disclose to any service provider as part of wind-down efforts any Confidential Information of ElectraCard. The terms of this Agreement will govern the provision of Services and the conduct of the Parties during the Wind-Down Period.

13. INDEMNIFICATION

13.1 ElectraCard Indemnity.

ElectraCard shall indemnify, defend, and hold harmless Client and its representatives, successors and permitted assigns from and against any and all claims made or threatened by any third party and all related losses, expenses, damages, costs and liabilities, including reasonable attorneys' fees and expenses incurred in investigation or defense, regardless of the theory of liability or the nature of the legal proceeding ("Damages"), to the extent such Damages arise out of or relate to any material breach in a representation, covenant or obligation of ElectraCard contained in this Agreement.

13.2 Client Indemnity. Client shall indemnify, defend, and hold harmless ElectraCard and its representatives, successors and permitted assigns from and against any and all claims made or threatened by any third party and all related Damages, to the extent such Damages arise out of or relate to the following: (a) any negligent act or omission by Client, or its representatives in the performance of Client's obligations under this Agreement; (b) any material breach in a representation, covenant or obligation of Client contained in this Agreement; or (c) any claims that the Client Content or Client Marks or the use, reproduction or modification of the Client Content or Client Marks as permitted by this Agreement, has violated, misappropriated or infringed the Intellectual Property Rights of any third party.

13.3 Mutual Indemnity. ElectraCard and Client each agree to indemnify, defend and hold harmless the other, and their respective Affiliates, officers, directors, employees, agents, successors, and assigns, from any and all Damages and threatened Damages to the extent they arise from or in connection with any of the following third party claims (excluding, in the case of Client, claims by Affiliates, and, in the case of ElectraCard, claims by subcontractors, third party contractors and suppliers used by ElectraCard in providing the Services): (a) the death or bodily injury of any agent, employee, customer, business invitee, business visitor or other person caused by the negligence or other tortious conduct of the indemnitor; (b) the damage, loss or destruction of any real or tangible personal property caused by the negligence or other tortious conduct of the indemnitor; and (c) any claim, demand, charge, action, cause of action, or other proceeding asserted against the indemnitee but resulting from an act or omission of the indemnitor in its capacity as an employer or potential employer of a person.

13.4 Indemnification Procedure. In the event a claim by a third party for which indemnification may be available under this Agreement is made or filed against a Party or any Entity, the Party against which the claim, suit or proceeding is made (the "Indemnified Party"), shall promptly notify the other Party (the "Indemnifying Party") in writing of the claim, suit or proceeding. The Indemnifying Party, within thirty (30) days, or such shorter period as is required to avoid any prejudice in the claim, suit or proceeding, after the notice, may elect to defend, compromise, or settle the third party claim, suit or proceeding at its expense. In any third party claim, suit or proceeding which the Indemnifying Party has elected to defend, compromise or settle, the Indemnifying Party shall not after the election be responsible for the expenses, including counsel fees, of the Indemnified Party but the Indemnified Party may participate therein and retain counsel at its own expense. In any third party claim, suit or proceeding the defense of which the Indemnifying Party shall have assumed, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement affecting the Indemnified Party to the extent that the judgment or settlement involves more than the payment of money without the written consent of the Indemnified Party. The Indemnified Party shall provide to the Indemnifying Party all information, assistance and authority reasonably requested in order to evaluate any third party claim, suit or proceeding and effect any defense, compromise or settlement.

13.5 Limitation on Claims. Any claim for indemnification under this Agreement must be made prior to the earlier of: (a) two years after the Party claiming indemnification

becomes aware of the event for which indemnification is claimed, or (b) five years after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

14. GENERAL

14.1 Independent Contractor Relationship. ElectraCard is serving as an independent contractor to Client under this Agreement. Nothing in this Agreement shall be deemed or construed to create the relationship of partnership or joint venture between the Parties, it being understood that neither the method of computing compensation nor any other provision contained in this Agreement shall be deemed to create any relationship between the Parties other than the relationship of independent parties contracting for services. Neither Party has, and shall not hold itself out as having, any authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon the other Party.

14.2 Notices. Any notices to be given hereunder to any other Party, including any notice of a change of address, shall be in writing and shall be deemed validly given if (a) delivered personally, (b) sent by overnight or second day express delivery service, (c) sent by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by confirmed facsimile, as follows:

If to Client:

____
____
____
Attn:_______________________
Fax:________________________

If to ElectraCard:

____
____
____
____

All such notices shall be deemed given on the date of actual receipt by the addressee if delivered personally, on the date of deposit with the express delivery service or the postal authorities if sent in either such manner, on the date of the facsimile confirmation if sent in such manner, and on the date of actual receipt by the addressee if delivered in any other manner.

14.3 Schedules and Attachments. Immediately following the signature page is a list of Schedules which have been attached to this Agreement before execution and are hereby incorporated by reference. Following execution of this Agreement, certain additional Schedules and attachments may be expressly agreed upon by the Parties pursuant to the provisions of this Agreement whereupon such exhibits or attachments shall become part of this Agreement and

incorporated by reference. References in this Agreement to a "Schedule" means an exhibit to this Agreement and all attachments thereto unless otherwise provided.

14.4 Resolution of Conflict Between Documents. In the event of any conflict between the terms of this Agreement and any Schedule, this Agreement shall control the Parties' rights and obligations except where this Agreement has been expressly amended in such Schedule. In the event of any conflict between the terms of any Schedule and an attachment to such Schedule, the Schedule shall control the Parties' rights and obligations except where the Schedule has been expressly amended in such attachment.

14.5 Assignment. Each Party shall have the right to assign this Agreement to an Affiliate of such Party as well as to any successor to a substantial part of the business or assets of such Party; provided that any such assignment shall not relieve the assigning Party of its obligations under this Agreement. ElectraCard shall have the right to utilize the services of subcontractors in performing the Services, provided that ElectraCard shall retain responsibility under this Agreement for all subcontracted Services.

14.6 Amendment or Waiver. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by both Parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party who is asserted to have made the waiver; any waiver of a breach or observance of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

14.7 Headings; Captions. The headings and captions of this Agreement are included for convenience only and shall not be considered in construction of the provisions hereof.

14.8 Governing Law. This Agreement shall be governed by the laws of the State of Georgia without regard to its conflicts of laws principles. Subject to the dispute resolution procedures in this Agreement, all legal proceedings relating to the subject matter of this Agreement shall be maintained in the federal courts sitting in the State of Georgia (or in the state courts sitting in the State of Georgia if federal court jurisdiction is not available) and each Party consents that jurisdiction and venue for any such legal proceedings shall lie exclusively with such courts.

[**14.9 Survival.** The provisions of Sections [3.9, 3.10, 3.11, 3.10, 3.11, 4.2, 4.3, 4.4, 5, 6, 7, 9, 11, 12.5, 13, 14.1, 14.2, 14.8 and 14.12] shall survive any expiration or termination of this Agreement.]

14.10 Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remainder of this Agreement, which shall be construed as if such invalid or unenforceable provision had never been a part of this Agreement but in a manner so as to carry out as nearly as possible the Parties' original intent.

14.11 Binding Effect. This Agreement shall be binding upon and shall benefit the Parties and their respective successors and permitted assigns.

14.12 No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.

14.13 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

14.14 Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof and supersedes any letters of intent, memorandums of understanding, confidentiality agreements, and other agreements and communications, oral or written, between the Parties regarding such subject matter.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Services Agreement to be duly executed and delivered by their respective officers thereto duly authorized, all as of the day and year first above written.

ELECTRACARD	**CLIENT**
By: ____________________	By:
Name: ____________________	Name: Christopher R. Haigh
Title: ____________________	Title: President/CEO
Date: ____________________	Date: Friday, September 09, 2005

INDEX TO SCHEDULES
TO
SERVICES AGREEMENT

SCHEDULE A
TO
SERVICES AGREEMENT

PREPAID DEBIT OR STORED VALUE CARD
PROGRAM SCHEDULE

This Program Schedule (the "Program Schedule") is entered into this ____ day of ____________, ____, by and between **ELECTRACARD SERVICES, INC.**, a Georgia corporation, with its principal place of business at **[INSERT ADDRESS]** ("ElectraCard") and **SVC FINANCIAL SERVICES, INC.**, a ____________ corporation, with its principal place of business at 235 Montgomery Street, San Francisco, California 94104 ("Client"), in accordance with the terms of the Services Agreement among the Parties dated _____________, 2005 (the "Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

1.0 Overview Summary

The program, which will use certain configurable aspects of ElectraCard's systems, will be a prepaid debit or stored value card program sold through Client marketing channels. The Transaction Card(s) will be branded with the logos of, and be usable in connection with, the Associations selected by Client and supported by ElectraCard.

This Transaction Card Program is designed to enable Client to offer prepaid debit or stored value cards to Cardholders to use instead of cash.

The above summary is intended for convenient reference only. Section 2.0 below contains the actual, detailed description of Services to be provided by ElectraCard.

2.0 ElectraCard Services Description and ElectraCard Obligations

2.1 The features and functionality that the Parties expect to have incorporated into the Transaction Card Program, as well as the Services to be provided by ElectraCard in support of such Transaction Card Program are based on existing, configurable service options offered by ElectraCard in conjunction with system and other changes that may be required by Client to interface with ElectraCard and employ the Services. Unless otherwise mutually agreed, no customizations of the ElectraCard System are contemplated. Client shall be responsible for developing the interfaces necessary to interface the Client systems to the ElectraCard System, based on the interface standards supplied by ElectraCard. If it is determined that Scope or Requirements Documents are needed to address Program features required by Client of ElectraCard that are not configurable, any such documents will be developed and approved by the authorized personnel of the Parties, and

such document shall supersede prior documents where relevant and shall become a part of this Program Schedule.

2.2 ElectraCard will provide only the following services for Client's Transaction Card Program:

2.2.1 Set up of the Transaction Card Program, including set up with Issuing Bank and applicable Association(s) and registration of ISO's, Merchants and Cardholders in the ElectraCard system;

2.2.2 Card Embosser file creation and maintenance with Personal Identification Number ("PIN") and creation and maintenance of statement file.

2.2.3 Transaction Card activation;

2.2.4 Cardholder Transaction processing services, including posting of value loads to Transaction Cards, point of sale authorizations and settlement reconciliation, ATM withdrawals, balance inquiries, card to card transfer and fee processing/adjustments;

2.2.5 Providing Cardholder Transaction data to Client's Banks to facilitate Settlement;

2.2.6 Providing Client with ElectraCard's standard daily activity reports relating to daily Cardholder Transaction activity;

2.2.7 Providing Client with Internet-based functionality that will allow Client to access all Cardholder data, including Cardholder Account information, stored on the ElectraCard System for the purpose of performing Cardholder customer support and Cardholder Account maintenance functions;

2.2.8 Providing Client with Internet access to Cardholder data, including Cardholder Account Information, stored on the ElectraCard System for the purpose of Client's performance of Cardholder customer support and Cardholder Account maintenance functions;

2.2.9 Providing Client with all reports and other documentation necessary to complete applicable Association quarterly billing assessments;

2.2.10 Performing screening of Transaction Cards for those Cardholders at Transaction Card Activation and thereafter on a quarterly basis against the OFAC list of Specially Designated Nationals, and reporting of quarterly screening reports to Client within ten (10) business days following each of March 31, June 30, September 30 and December 31 of each year;

2.2.11 Verify Cardholder identification in a manner compliant with the standards agreed upon by ElectraCard and Client's Bank in the Processor Serving Agreement.

2.2.12 Providing client with daily Settlement reconciliation files.

2.2.13 Preparing and transmitting statement files to Client or Client's designated printer.

3.0 Assumption of Liability for Negative Balances

Client will be solely responsible, as between Client and ElectraCard, for all negative balances resulting from Cardholder Transactions, Cardholder or value load fraud or failure to receive Good Funds from Merchants or Cardholders; *provided, however*, that ElectraCard shall assume responsibility for any negative balance resulting solely from ElectraCard's improper authorization of Cardholder Transactions and fraud in connection with the processing Services.

4.0 Key Assumptions

4.1 This description of Services and ElectraCard's pricing to perform the Services are based on the assumptions set forth below. Deviation from these assumptions may require an adjustment to the Fees, the solution architectural description, the proposed implementation plan, the service level standards, and the description of Services.

4.1.1 Client resources and personnel will be sufficient to perform those project tasks that are the responsibility of Client under this Program Schedule.

4.1.2 Client shall be responsible for providing a minimum of one (1) person as an authorized representative who is knowledgeable about the existing Client system operations, and business goals, any established Client system performance measures, and who has the authority to resolve issues regarding the execution of the program outlined in this Program Schedule. This person shall be available on an as-needed basis for contact by ElectraCard project management during normal business hours.

4.1.3 Third-party charges from service bureaus and other organizations for access to systems or software which are not specifically provided under agreement with ElectraCard and are required for performance of project activities will be the responsibility of Client.

4.1.4 Any changes to ElectraCard's systems or new functionality to be made available by ElectraCard to Client, will be set forth in a Requirements Document for the Transaction Card Program in the format specified by ElectraCard.

4.1.5 Interfaces to ElectraCard's systems will be developed based on the standards and specifications supplied by ElectraCard.

4.1.6 Client's technical services and staff will be available to ElectraCard personnel to provide required services, according to the Start-Up plans. Delays in the implementation plan that result from Client or Client's third party vendor delays in completing respective responsibilities set forth in this Program Schedule may require modifications to the performance timeframes set forth in the implementation plan, as well as the costs of implementation and Start-Up.

4.1.7 Any delays resulting from Client unreasonably withholding or delaying approvals to ElectraCard may result in a change to the scope, schedule and Fees, and will be subject to the change control procedures outlined in the Agreement. Approvals may not be withheld as long as mutually agreed upon completion and acceptance criteria have been satisfied as defined in this Program Schedule.

4.1.8 The functionality and specifications that are provided under the terms of this Program Schedule are based on existing configurable options of the ElectraCard System. Any new functionality or specifications are not included in the scope of the solution provided under the terms of this Program Schedule.

4.1.9 Client shall provide ElectraCard with access to the necessary Client computers, networks, systems, software, directories, files, databases, data, and other required resources for performing the tasks defined in this Program Schedule. Client shall be responsible, at Client's expense, for acquiring any and all licenses from third parties which are necessary or proper to permit ElectraCard personnel to access such Client networks, systems, software, directories, files, databases, data, and other required resources.

4.1.10 Client and Client's third party vendors must provide valid data and provide test results in support of ElectraCard integration testing of interfaces (inbound and outbound) with Client legacy systems.

4.1.11 Communication links to existing legacy systems shall be accomplished using standard communication protocols. Client retains responsibility for any non-standard or proprietary interfaces, databases and communications protocols.

4.1.12 Costs for the development and production of custom reports has not been included.

4.1.13 User Acceptance Conditions will be defined and agreed to by Client and ElectraCard as part of the Project Plan.

5.0 Client Obligations

5.1 Client shall instruct the Associations to direct a BIN or ICA to ElectraCard, process and complete all necessary paperwork to obtain the BIN or ICA for the routing and processing of Cardholder Transactions to ElectraCard.

5.2 Client shall provide all graphical elements needed by ElectraCard to prepare and personalize the Web Site.

5.3 Client shall be solely responsible for promoting the sale of Transaction Cards at Client's expense through marketing channels determined by the Client.

5.4 Client shall prepare the terms of the Cardholder disclosures, terms and conditions, Cardholder Agreement, agreement between Client's Bank and the Cardholder, and the privacy policies under which Transaction Cards are offered to the Cardholders and potential Cardholders. ElectraCard shall have no responsibility whatsoever for Cardholder disclosures or for any Cardholder agreements or statements.

5.5 Client shall design and gain appropriate approval for all plastics, custom envelopes, custom Transaction Card carriers, any inserts and the Cardholder Agreement. Client will be responsible for Card creation, design, production shipment and all associated postage and mailing costs.

5.6 Client will be responsible for providing customer service with respect to all Cardholders and Cardholder Accounts, including operating a call center open 24 hours per day, 7 days per week and complying with all reporting requirements of the Associations related thereto.

5.7 If applicable, Client will timely provide any and all data files to ElectraCard so that ElectraCard may meet any daily file delivery requirements imposed by Client's Bank.

5.8 Client will timely report all customer complaints to Client's Bank and not to ElectraCard. ElectraCard will not be responsible for any customer service or complaint resolution. [In the ECS/Meta Agreement Section 5.1(d), ECS agrees to timely report to Meta all consumer complaints including name and address of the customer, summary of the complaint and the resolution.]

7.5 **Liquidated Damages.**

The Parties agree that the pricing under this Agreement was determined by mutual agreement based upon certain assumed volumes of processing activity and the length of the Term of this Agreement.

The Parties further agree that it would be difficult or impossible to ascertain ElectraCard's actual damages for a termination or other breach of this Agreement by Client resulting in a termination of this Agreement before the end of the Term. The Parties further agree the ElectraCard is entitled to: (i) all fees earned but not paid prior to the date of termination; (ii) any direct costs incurred as a result of the termination, deconversion and/or change-over; and (iii) an amount equal to 50% of the average monthly fee, calculated by ElectraCard by selecting and averaging any three (3) consecutive months, multiplied by twelve (12) or the number of months remaining in the Agreement. Client agrees this is a reasonable estimation of the actual damages ElectraCard would suffer if ElectraCard did not receive the expected benefits to be derived from this Agreement for the full Term.

Each Party acknowledges and agrees, after taking into account the terms of this Agreement and all relevant circumstances at the date hereof, that the Liquidated Damages payable under this Section 9.4 represents a reasonable and genuine pre-estimate of the damages which would be suffered by ElectraCard in the event of early termination of this Agreement and does not constitute a penalty.

Nothing in this Agreement shall limit the right of any party to this Agreement to seek injunctive relief, to the extent available, with respect to breaches of this Agreement.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, pursuant and in accordance with the Services Agreement between the Parties, the Parties have executed this Program Schedule as of Friday, September 09, 2005

CLIENT

By:

Title: President/CEO

Approved with the exception of 7.1 and 7.3, these point still need to be resolved - CRH

ELECTRACARD

By: ______________________________
Title: ______________________________

ATL01/11536438v6

SCHEDULE C
TO
SERVICES AGREEMENT –INSURANCE COVERAGE REQUIREMENTS

1. ElectraCard must maintain the following insurance coverages:

(1) Workers' Compensation and Employer's Liability Insurance:

(i) Statutory Worker's Compensation including occupational disease in accordance with law.

(ii) Employer's Liability Insurance with minimum limits of [ ] per employee by accident/[ ] per employee by disease.

(2) Commercial General Liability Insurance (including contractual liability insurance) providing coverage for bodily injury and property damage with a combined single limit of [ ] per occurrence.

(3) Professional Liability/Errors and Omissions Insurance covering acts, errors and omissions arising out of ElectraCard's operations or Services in an amount of [ ] per occurrence.

(4) Employee Dishonesty, Forgery and Alteration Insurance covering losses arising out of or in connection with any fraudulent or dishonest acts committed by ElectraCard personnel, acting alone or with others, in an amount not less than [ ] per occurrence.

2. Client must maintain the following insurance coverages:

(1) Workers' Compensation and Employer's Liability Insurance:

(i) Statutory Worker's Compensation including occupational disease in accordance with law.

(ii) Employer's Liability Insurance with minimum limits of [ ] per employee by accident/[ ] per employee by disease.

(2) Commercial General Liability Insurance (including contractual liability insurance) providing coverage for bodily injury and property damage with a combined single limit of [ ] per occurrence.

(3) Professional Liability/Errors and Omissions Insurance covering acts, errors and omissions arising out of Client's operations or services in an amount not less than [ ] per occurrence.

(4) Employee Dishonesty, Forgery and Alteration Insurance covering losses arising out of or in connection with any fraudulent or dishonest acts committed by Client personnel, acting alone or with others, in an amount not less than [ ] per occurrence.

SCHEDULE D
TO
SERVICES AGREEMENT – SERVICE STANDARDS

SERVICE STANDARDS

The service level standards and performance guidelines described herein are applicable to the ElectraCard System. The performance of other entities outside the ElectraCard System (e. g., Client, Client Bank, the Associations, and various internet service providers) will not be included in the determination of ElectraCard's adherence to the Service Levels defined herein. Results of ElectraCard's performance in meeting these standards will be measured and reported monthly. All times shown are Eastern Time.

I. System Availability	
These service levels shall apply to system-wide availability	• Authorizations: 99.0% system-wide availability to authorization response processing • Internet Services: 99.0% system-wide availability to internet based applications offered to Client, ISOs and Merchants. • Reporting Services: 99.0% system-wide availability to Client of internet based reports (e.g. on-line file reports).
II. Card Usage	
Authorizations	• 98.0% of transactions will be responded to in [ ] seconds or less, as calculated from the time the transaction arrives at ElectraCard to the time ElectraCard sends the response back. • 99.0% of transactions will have a response time of [ ] seconds or less.
III. Reports	
Daily Reports	Critical daily reports will be available by 10:00 a.m. on the next business day (cut-off is midnight of the preceding day).
Monthly Reports	Monthly on-line reports will be available by 10:00 a.m. on the 5th business day of the following month.
IV. Disaster Recovery	
Verification	ElectraCard will test its disaster recovery procedures no less than once a year and publish the initial results within 30 days of the completion of the test. A final report will be issued no later than 90 days following the completion of the test.
V. Scheduled Maintenance	
The measurement of these service levels will exclude these maintenance windows	• Scheduled Maintenance: Scheduled system outages may occur between 12:00 a.m. and 8:00 a.m. Sunday mornings. Because of ElectraCard's redundant systems, it will seldom be necessary to have both system sites down simultaneously. When this occurs, ElectraCard will notify Client no later than 48 hours prior to the outage.

	• Client Requested Maintenance: At times, Client may request the implementation of a change or of a new program outside the maintenance window or prior to the completion of ElectraCard testing and quality assurance. In these cases, a service level waiver may be requested by ElectraCard. This waiver will provide an exemption from adherence to this service standard for that period of time. • Unplanned Outages: ElectraCard will notify Client of unplanned outages in accordance with the following schedule for incident resolution.

VIII. Incident Resolution

Systems Problem Reporting: ElectraCard will provide a support group which will be available 24 hours a day, 7 days a week, to take incoming calls for assistance requests and to address system issues. The support group will attempt to resolve issues reported on the call. If they are unable to do so, they will contact the appropriate level of ElectraCard support staff to assist in the resolution. Every attempt will be made to resolve any systems services problems within the first call; however, depending on the nature of the problem, resolution may not occur within the first call due to factors outside of ElectraCard's control.

[INSERT SCHEDULE E
TO
SERVICES AGREEMENT – DISASTER RECOVERY PLAN]

DETAILS OF THE DISASTER RECOVERY PLAN